                                                                    EXHIBIT 2.2



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            SAW MILL INVESTMENTS LLC,
                             GEEG HOLDINGS, L.L.C.,
                         GEEG ACQUISITION HOLDINGS CORP.
                                       AND
                            GEEG ACQUISITION, L.L.C.

                            DATED AS OF JULY 14, 2000
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                                TABLE OF CONTENTS

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ARTICLE 1 THE MERGER.............................................................................................    1
         Section 1.1       Merger................................................................................    1
         Section 1.2       Closing of the Merger.................................................................    2
         Section 1.3       Effective Time........................................................................    2
         Section 1.4       Effects of the Merger.................................................................    2
         Section 1.5       Certificate of Formation; Limited Liability Company Agreement.........................    2
         Section 1.6       Directors.............................................................................    2
         Section 1.7       Officers..............................................................................    2
         Section 1.8       Effect on Equity Securities...........................................................    2
         Section 1.9       Purchase Price........................................................................    4
         Section 1.10      Company Equity Options................................................................   10
         Section 1.11      Additional Actions....................................................................   11

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................   11
         Section 2.1       Organization and Qualification; Subsidiaries..........................................   11
         Section 2.2       Capitalization of the Company.........................................................   13
         Section 2.3       Authority.............................................................................   13
         Section 2.4       Financial Statements..................................................................   13
         Section 2.5       Consents and Approvals; No Violations.................................................   14
         Section 2.6       Material Contracts....................................................................   14
         Section 2.7       No Undisclosed Liabilities; Absence of Changes........................................   16
         Section 2.8       Litigation............................................................................   17
         Section 2.9       Compliance with Applicable Law........................................................   17
         Section 2.10      Employee Plans........................................................................   18
         Section 2.11      Environmental, Health, and Safety Matters.............................................   18
         Section 2.12      Intellectual Property.................................................................   19
         Section 2.13      Labor Matters.........................................................................   20
         Section 2.14      Insurance.............................................................................   20
         Section 2.15      Tax Matters...........................................................................   21
         Section 2.16      Brokers...............................................................................   22
         Section 2.17      Real and Personal Property............................................................   22
         Section 2.18      Transactions with Affiliates..........................................................   23
         Section 2.19      Product Warranty......................................................................   23
         Section 2.20      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.........................................   24

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ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................   24
         Section 3.1       Organization..........................................................................   24
         Section 3.2       Authority.............................................................................   24
         Section 3.3       Consents and Approvals; No Violations.................................................   25
         Section 3.4       Brokers...............................................................................   25
         Section 3.5       Financing.............................................................................   25
         Section 3.6       Merger Sub Activities.................................................................   26
         Section 3.7       Capitalization........................................................................   26

ARTICLE 4 COVENANTS..............................................................................................   27
         Section 4.1       Conduct of Business of the Company....................................................   27
         Section 4.2       Tax Matters...........................................................................   28
         Section 4.3       Access to Information.................................................................   32
         Section 4.4       Efforts to Consummate.................................................................   32
         Section 4.5       Public Announcements..................................................................   32
         Section 4.6       Indemnification; Directors' and Officers' Insurance...................................   32
         Section 4.7       Exclusive Dealing.....................................................................   33
         Section 4.8       Financing.............................................................................   33
         Section 4.9       Tax Distributions.....................................................................   34
         Section 4.10.     Rollover Equity of WB Holding Corp....................................................   34

ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER...............................................................   34
         Section 5.1       Conditions to the Obligations of the Company, Parent and Merger Sub...................   34
         Section 5.2       Other Conditions to the Obligations of Merger Sub and Parent..........................   35
         Section 5.3       Other Conditions to the Obligations of the Company....................................   36

ARTICLE 6 TERMINATION; AMENDMENT; WAIVER.........................................................................   36
         Section 6.1       Termination...........................................................................   36
         Section 6.2       Effect of Termination.................................................................   37
         Section 6.3       Fees and Expenses.....................................................................   37
         Section 6.4       Amendment.............................................................................   37
         Section 6.5       Extension; Waiver.....................................................................   38

ARTICLE 7 SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION.............................................   38
         Section 7.1       Survival of Representations and Covenants.............................................   38
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         Section 7.2       General Indemnification...............................................................   38
         Section 7.3       Third Party Claims....................................................................   39
         Section 7.4       Limitations on Indemnification Obligations............................................   40
         Section 7.5       Saw Mill..............................................................................   40
         Section 7.6       Exclusive Remedy......................................................................   41

ARTICLE 8 REPRESENTATIVE OF THE EQUITYHOLDERS OF THE COMPANY.....................................................   41
         Section 8.1       Authorization of Representative.......................................................   41

ARTICLE 9 MISCELLANEOUS..........................................................................................   44
         Section 9.1       Entire Agreement; Assignment..........................................................   44
         Section 9.2       Notices...............................................................................   44
         Section 9.3       Governing Law.........................................................................   46
         Section 9.4       Construction; Interpretation..........................................................   46
         Section 9.5       Parties in Interest...................................................................   46
         Section 9.6       Severability..........................................................................   46
         Section 9.7       Counterparts..........................................................................   46
         Section 9.8       Obligations of Parent and Merger Sub..................................................   46
         Section 9.9       Knowledge of the Company..............................................................   46
         Section 9.10      Waiver of Jury Trial..................................................................   47
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SCHEDULES:
            2.1  --  Subsidiaries
            2.2  --  Capitalization of the Company
            2.4  --  Financial Statements
            2.5  --  Consents
            2.6  --  Material Contracts
         2.7(a)  --  Liabilities
         2.7(b)  --  Certain Events
            2.8  --  Litigation
           2.10  --  Employee Plans
           2.11  --  Environmental, Health and Safety Matters
           2.12  --  Intellectual Property
           2.13  --  Labor Matters
           2.14  --  Insurance
           2.15  --  Tax Matters
        2.17(a)  --  Owned Real Property
        2.17(b)  --  Leased Real Property
        2.17(c)  --  Personal Property; Liens
           2.18  --  Transactions with Affiliates
            3.7  --  Capitalization of the Surviving Entity
            4.1  --  Permitted Actions
         4.2(c)  --  Allocation of Purchase Price


EXHIBITS
        A-1      --  Allocation of the Common Equity Amount and the Retained
                     Common Equity
        A-2      --  Allocation of the Preferred Equity Amount and Retained
                     Preferred Equity
        B        --  Net Working Capital as of May 27, 2000
        C        --  Form of Purchase Price Escrow Agreement
        D        --  Form of Indemnification Escrow Account
        E        --  Form of Surviving Entity's Limited Liability Company
                     Agreement
        F        --  Required Consents
        G        --  Method of Calculating the Estimated Net Working Capital

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 14, 2000 is made by and among Saw Mill Investments LLC, a Delaware limited liability company ("Saw Mill"), GEEG Holdings, L.L.C., a Delaware limited liability company (the "Company"), GEEG Acquisition Holdings Corp., a Delaware corporation ("Parent"), and GEEG Acquisition, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub").

         WHEREAS, the Board of Directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended acceptance of the Merger (as herein defined) and approval of this Agreement by the Company's equityholders;

         WHEREAS, the equityholders of the Company, have, upon the terms and subject to the conditions set forth herein, unanimously approved and consented to the Merger, the execution by the Company of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Delaware Limited Liability Company Act (the "DLLCA") as well as all other applicable law and the Company's limited liability agreement, as in effect as of the date hereof (the "Company LLC Agreement"); and

         WHEREAS, the Board of Directors of Parent and Merger Sub, and Parent, in its capacity as the sole equityholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DLLCA as well as all other applicable law.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Saw Mill, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         SECTION 1.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Merger Sub shall be merged with and into the Company (the "Merger") at the Effective Time (as herein defined). Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the "Surviving Entity") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA.

         SECTION 1.2 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction (or waiver) of the conditions set forth in

Article 5 (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 1.3 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the parties hereto shall cause an agreement or certificate of merger (in any such case, the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DLLCA, at which time the Merger shall become effective (the time the Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 18-209 of the DLLCA.

         SECTION 1.5 CERTIFICATE OF FORMATION; LIMITED LIABILITY COMPANY AGREEMENT.

                  (a) At the Effective Time, the Company's Certificate of Formation (the "Certificate of Formation") shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

                  (b) At the Effective Time, the Company LLC Agreement in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit E (the "Surviving Entity LLC Agreement") and shall be the limited liability company agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the limited liability company agreement of the Surviving Entity until such director's successor is duly elected or appointed and qualified.

         SECTION 1.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the limited liability company agreement of the Surviving Entity until such officer's successor is duly elected or appointed and qualified.

         SECTION 1.8 EFFECT ON EQUITY SECURITIES.

                  (a) Conversion of Membership Interests of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (x) each preferred unit of Merger Sub (each of which shall have been issued by Merger Sub in exchange for $100 cash) (collectively, the "Merger Sub Preferred Units") which will be issued and outstanding immediately prior to the Effective Time shall be converted into one Surviving Entity Preferred Unit (as herein


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defined) and (y) each common unit of Merger Sub (each of which shall have been issued by Merger Sub in exchange for $10 cash) (collectively, the "Merger Sub Common Units"; and collectively with the Merger Sub Preferred Units, the "Merger Sub Units") which will be issued and outstanding immediately prior to the Effective Time shall be converted into one Surviving Entity Common Unit (as herein defined). For purposes of this Agreement, (i) the term "Surviving Entity Preferred Unit" shall mean a Preferred Unit (as such term is defined in the Surviving Entity LLC Agreement) and (ii) the term "Surviving Entity Common Unit" shall mean a Common Unit (as such term is defined in the Surviving Entity LLC Agreement).

                  (b) Conversion of Company Common Units. At the Effective Time, each of the Company's Common Units (as such term is defined in the Company LLC Agreement) (collectively, the "Company Common Units") other than Company Common Units representing, in the aggregate, $2.04 million ($2,040,000) of the Purchase Price (the "Common Equity Amount") owned by certain equityholders of the Company, all as set forth on Exhibit A-1 (the "Common Rollover Equity") and Company Common Units representing, in the aggregate, $18.36 million ($18,360,000) of the Purchase Price (the "Preferred Equity Amount" and, collectively with the Common Equity Amount, the "Equity Amount") owned by certain equityholders of the Company, all as set forth on Exhibit A-2 (the "Preferred Rollover Equity" and, collectively with the Common Rollover Equity, the "Rollover Equity"), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Common Units, be canceled and extinguished and be converted into and shall become the right to receive a portion of the Purchase Price (as herein defined) as provided herein. At the Effective Time, the Company Common Units comprising the Common Rollover Equity shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Common Units, be retained and represent, in the aggregate, $2.04 million ($2,040,000) of Surviving Entity Common Units (which shall be represented by 204,000 Surviving Entity Common Units and shall be allocated among the holders of the Common Rollover Equity as set forth on Exhibit A-1) and the Company Common Units comprising the Preferred Rollover Equity shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Common Units, be retained and represent, in the aggregate, $18.36 million ($18,360,000) of Surviving Entity Preferred Units (which shall be represented by 183,600 Surviving Entity Preferred Units and shall be allocated among the holders of the Preferred Rollover Equity as set forth on Exhibit A-2). From and after the Effective Time, the holder(s) of certificates evidencing ownership of the Company Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Units except as otherwise provided for herein (including pursuant to Section 1.9) or by applicable law.

                  (c) Conversion of Company Equity Options. Each Company Equity Option (as defined in Section 1.10(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Entity the applicable Option Consideration (as defined in Section 1.10(a) hereof) and the other applicable amounts payable, if any, pursuant to Section 1.9(d)(i) and/or Section 1.10(b) hereof. As of the Effective Time, all such Company Equity Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to


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exist, and each holder of any such Company Equity Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Company Equity Options have been converted by the Merger as provided in this Section 1.8(c) and Section 1.10.

                  (d) Withholding. Surviving Entity shall be entitled to deduct and withhold from the Purchase Price and from the Option Consideration otherwise payable pursuant to this Agreement to any holder of Company Equity Securities (as such term is defined in Section 8.1(a)) such amount as Surviving Entity is required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Equity Securities in respect of which such deduction and withholding was made.

         SECTION 1.9 PURCHASE PRICE.

                  (a) Definitions. For purposes of this Agreement, the terms set forth below have the following meanings:

                  "Actual Adjustment" means (x) the Purchase Price as set forth on the Final Statement of Purchase Price (as herein defined) minus (y) the Estimated Purchase Price.

                  "Cash and Cash Equivalents" means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiaries (as herein defined) as of immediately prior to the Closing (excluding any actual cash received by the Company (as exercise price) during the period beginning on the date hereof and ending as of immediately prior to the Closing from the exercise of any Company Equity Options).

                  "Closing Date Funded Indebtedness" means the Funded Indebtedness as of immediately prior to the Closing.

                  "Enterprise Value" means $295.0 million.

                  "Estimated Purchase Price" means a good faith estimate of the Purchase Price, as determined by Saw Mill based upon the Company's most recent financial statements as of the date of such estimate while taking into account changes in the Company's financial position since the date of such financial statements. In connection with determining the Estimated Purchase Price, Saw Mill shall estimate the Net Working Capital as of immediately prior to the Closing by using the methodology set forth on Exhibit G attached hereto.

                  "Funded Indebtedness" means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under any obligations of the Company or any Subsidiary consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and "earn-out" payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under capitalized leases to the extent treated as liabilities on a balance sheet in accordance with GAAP (as herein defined) (but excluding any and all operating leases) or (iv) obligations under any interest rate, currency or other hedging agreements, in each case, as of such date, excluding any undrawn letters of credit and including, without limitation, pursuant to (x) the Credit Agreement, dated as of June 8, 1998, as amended (the "Paribas Credit Agreement"), among the Company, Global Energy Equipment Group, L.L.C. ("GEEG"), Paribas, as agent, Credit Agricole Indosuez, as co-agent, and the other parties named therein and
(y) the Senior Subordinated Loan Agreement, dated as of June 8, 1998, as amended (the "Blair Subordinated Loan Agreement"), among the Company, GEEG, William Blair Mezzanine Capital Fund II, Credit Agricole Indosuez and Paribas Capital Funding, LLC as well as the Senior Subordinated Notes issued pursuant thereto.

                  "Net Working Capital" means, as of any date:

                           (I) (A) accounts receivable (net of reserves for
                  doubtful accounts) plus (B) other receivables (net of reserves, if any), plus (C) inventories plus (D) costs and estimated earnings in excess of billings on uncompleted contracts plus (E) prepaid expenses minus

                           (II) (A) accounts payable plus (B) accrued expenses
                  and liabilities plus (C) billings in excess of costs and estimated earnings on uncompleted contracts,

in each case, of the Company and the Subsidiaries, on a consolidated basis, as of such date, as determined in accordance with the Company's and the Subsidiaries' accounting practices, applied on a basis consistent with the preparation of the Net Working Capital as of May 27, 2000, which is attached hereto as Exhibit B. Notwithstanding the foregoing, "Net Working Capital" shall not include any Cash and Cash Equivalents, property, plant and equipment, intangible assets, debt issuance cost, Funded Indebtedness, Seller Expenses, any fees, expenses or other liabilities incurred in connection with the financing by Parent, Merger Sub and their respective affiliates of the transactions contemplated hereby (including pursuant to the Commitment Letters (as herein defined)), any reserves for or other liabilities in connection with the June 2000 Braden EEOC Claim (as such term is defined in Section 7.2(a) hereof) or any other types of liabilities which are listed as exclusions on Exhibit B (other than tax distribution payable). Notwithstanding the foregoing, "Net Working Capital as of immediately prior to the Closing", shall include the amount of the aggregate bonuses accrued as of the Closing by the Company or any of its Subsidiaries pursuant to the 1999 Retention Bonus, dated September 30, 1999, which is disclosed on Schedule 2.13 hereto, but only to the extent such bonuses have not been paid by the Company or any Subsidiary prior to the Closing.


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
                  "Net Working Capital Adjustment" means (i) the amount of Net Working Capital as of immediately prior to the Closing minus (ii) negative sixteen million four hundred sixty-six thousand dollars ( - $16,466,000).


                  "Option Payments" means the aggregate amount of Option Consideration (as herein defined) payable to the holders of the Company Equity Options (as herein defined) pursuant to Section 1.10(a) hereof.

                  "Purchase Price" means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness minus (v) the amount of Seller Expenses minus (vi) the Option Payments.

                  "Purchase Price Escrow Amount" means one million dollars ($1,000,000).

                  "Seller Expenses" means (i) the collective amount payable by the Company or any of its Subsidiaries to Merrill Lynch & Co. and Kirkland & Ellis as of the Closing plus (ii) the $500,000 management fee which will be payable by the Company to Saw Mill Capital L.L.C. as of the Closing pursuant to the SMC Management Services Agreement plus (iii) the $50,000 payable by the Company as of the Closing as an expense reserve for the benefit of the Representative (as herein defined), as provided in Section 8.1(b) hereof.

                  "SMC Management Services Agreement" means the Management Services Agreement, dated as of June 8, 1998, as amended, between the Company, GEEG and Saw Mill Capital L.L.C.

                  (b) Estimated Purchase Price. No later than three business days prior to the Closing, Saw Mill shall deliver to Parent a calculation of the Estimated Purchase Price. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Merger Sub or the Surviving Entity to pay the Estimated Purchase Price (less the Equity Amount) as follows:

                           (i) an amount of cash equal to the Purchase Price
Escrow Amount (such cash, the "Purchase Price Escrow Funds") shall be deposited into an escrow account (the "Purchase Price Escrow Account"), which shall be established pursuant to an escrow agreement (the "Purchase Price Escrow Agreement"), which Purchase Price Escrow Agreement (x) shall be entered into on the Closing Date among the Surviving Entity, Saw Mill and an escrow agent to be mutually agreed upon between Merger Sub and Saw Mill and (y) shall be substantially in the form of Exhibit C attached hereto;

                           (ii) $13,275,000 of cash (such amount, the
"Indemnification Escrow Amount" and such cash, the "Indemnification Escrow Funds") shall be deposited into an escrow account (the "Indemnification Escrow Account"; and collectively with the Purchase Price Escrow


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
Account, the "Escrow Accounts"), which shall be established pursuant to an escrow agreement (the "Indemnification Escrow Agreement"; and collectively with the Purchase Price Escrow Agreement, the "Escrow Agreements"), which Indemnification Escrow Agreement (x) shall be entered into on the Closing Date among the Surviving Entity, Saw Mill and an escrow agent to be mutually agreed upon between Merger Sub and Saw Mill and (y) shall be substantially in the form of Exhibit D attached hereto; and

                           (iii) an amount (such amount, the "Closing Date Cash
Payment") equal to the Estimated Purchase Price minus the aggregate of the Equity Amount, the Purchase Price Escrow Amount and the Indemnification Escrow Amount shall be paid by wire transfer of immediately available funds to Saw Mill (on behalf of the holders of the Company Common Units as of immediately prior to the Closing) in full satisfaction of Parent's obligations under this Section 1.9(c)(iii). Immediately after receipt of the Closing Date Cash Payment, Saw Mill shall distribute the Closing Date Cash Payment to the holders of the Company Common Units as of immediately prior to the Closing in accordance with the distribution provisions of Section 12.2(b)(iii) of the Company LLC Agreement (provided that any Equity Amount received by any such holder shall be deemed to be an advance of such holder's distributions pursuant to such Section 12.2(b)(iii)).

                  (c) Preparation of the Final Statement of Purchase Price.

                           (i) As soon as practicable, but no later than 60 days
after the Closing Date, Parent shall prepare and deliver to Saw Mill (A) a proposed calculation of the Net Working Capital as of immediately prior to the Closing (the "Proposed Closing Date Statement of Net Working Capital"), (B) a proposed calculation of the amount of Cash and Cash Equivalents (the "Proposed Cash and Cash Equivalents"), (C) a proposed calculation of the amount of Closing Date Funded Indebtedness (the "Proposed Closing Date Funded Indebtedness"), (D) a proposed calculation of the Option Payments (the "Proposed Option Payments") and (E) a proposed calculation of the Purchase Price (the "Proposed Purchase Price Calculation") and, in each case, the components thereof. The Proposed Closing Date Statement of Net Working Capital, the Proposed Cash and Cash Equivalents, the Proposed Closing Date Funded Indebtedness, the Proposed Option Payments and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the "Proposed Closing Date Calculations".

                           (ii) If Saw Mill does not give written notice of
dispute (a "Purchase Price Dispute Notice") to Parent within 25 days of receiving the Proposed Closing Date Calculations, Saw Mill and the other parties hereto agree that (i) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of immediately prior to the Closing, (ii) the Proposed Cash and Cash Equivalents shall be deemed to set forth the Cash and Cash Equivalents, (iii) the Proposed Closing Date Funded Indebtedness shall be deemed to set forth the Closing Date Funded Indebtedness,
(iv) the Proposed Option Payments shall be deemed to set forth the Option Payments and (v) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price. If Saw Mill gives a Purchase Price Dispute Notice to Parent (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within


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
such 25-day period, Parent and Saw Mill will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from Saw Mill. If Saw Mill and Parent do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to an accounting firm mutually acceptable to Parent and Saw Mill. If Parent and Saw Mill are unable to agree on the choice of an accounting firm, then Parent and Saw Mill shall select a nationally-recognized accounting firm by lot (after excluding their respective regularly used accounting firms). Any accounting firm so selected ("Accounting Firm") shall be required to render a determination of the applicable dispute within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of such Accounting Firm shall be conclusive and binding upon Saw Mill and the other parties hereto. Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.9(c)(ii). The "Final Statement of Purchase Price" shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 1.9(c)(ii).

                           (iii) In the event Saw Mill and Parent submit any
unresolved objections to an Accounting Firm for resolution as provided in
Section 1.9(c)(ii) above, Saw Mill and Parent will share responsibility for the fees and expenses of such Accounting Firm as follows:

                                    (A) if such Accounting Firm resolves all of
                  the remaining objections in favor of Parent's position (the Purchase Price so determined is referred to herein as the "Low Value"), then Saw Mill will be responsible for all of the fees and expenses of such Accounting Firm;

                                    (B) if such Accounting Firm resolves all of
                  the remaining objections in favor of Saw Mill's position (the Purchase Price so determined is referred to herein as the "High Value"), then Parent will be responsible for all of the fees and expenses of such Accounting Firm; and

                                    (C) if such Accounting Firm neither resolves
                  all of the remaining objections in favor of Parent's position nor resolves all of the remaining objections in favor of Saw Mill's position (the Purchase Price so determined is referred to herein as the "Actual Value"), then Saw Mill will be responsible for that fraction of the fees and expenses of such Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Parent will be responsible for the remainder of the fees and expenses of such Accounting Firm.

                           (iv) The Company will, and will cause each Subsidiary
to, make its financial records available to Saw Mill and its accountants and other representatives at reasonable times at any time during the review by Saw Mill of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

                  (d) Adjustment to Estimated Purchase Price.

                           (i) If the Actual Adjustment is a positive amount,
Surviving Entity will pay to Saw Mill (on behalf of the holders of the Company Common Units as of immediately prior to the Closing) and to each holder of Common Equity Options as of immediately prior to the Closing an amount equal to, in the case of Saw Mill, such holders' of the Company Common Units or, in the case of a holder of Company Equity Options, such holder's, in each case, pro rata share (based upon such holder's or holder's share of the number of Company Common Units outstanding as of immediately prior to the Closing (on a fully-diluted basis)) of such positive amount (plus interest thereon at a rate of 7.50% per annum from the Closing Date), net of applicable withholding taxes, if any, by wire transfer or delivery of other immediately available funds, in each case, within three business days after the date on which the Purchase Price is finally determined pursuant to Section 1.9(c) above. Immediately after receipt of any such payment, Saw Mill shall distribute such payment to the holders of the Company Common Units as of immediately prior to the Closing based upon such holder's share of the number of Company Common Units outstanding as of immediately prior to the Closing.

                           (ii) If the Actual Adjustment is a negative amount,
then within three business days after the date on which the Purchase Price is finally determined pursuant to Section 1.9(c) above, the Surviving Entity and Saw Mill shall deliver joint written instructions to the Purchase Price Escrow Agent instructing the Purchase Price Escrow Agent to deliver to the Surviving Entity an amount equal to the lesser of (x) an amount equal to such negative amount (plus interest thereon at a rate of 7.50% per annum from the Closing
Date) (which amount determined pursuant to this clause (x) shall be reduced dollar-for-dollar by any amounts previously paid to the Surviving Entity pursuant to Section 1.9(e) below) and (y) the amount of the Purchase Price Escrow Funds then held by the Purchase Price Escrow Agent in the Purchase Price Escrow Account.

                  (e) Purchase Price Escrow Funds. If upon Parent's receipt of a Purchase Price Dispute Notice from Saw Mill, there is an amount which has been conclusively determined to be payable to Surviving Entity pursuant to Section 1.9(d)(ii) (the "Surviving Entity Payment Amount"), then the Company and Saw Mill shall promptly deliver joint written instructions to the Purchase Price Escrow Agent instructing the Purchase Price Escrow Agent to deliver to the Surviving Entity the Surviving Entity Payment Amount. If upon Parent's receipt of a Purchase Price Dispute Notice from Saw Mill, the amount then in the Purchase Price Escrow Account (prior to the distribution of the Surviving Entity Payment Amount) is in excess of the sum of (i) the Surviving Entity Payment Amount and (ii) the amount of the Purchase Price then in dispute, then the Company and Saw Mill shall promptly deliver joint written instructions to the Purchase Price Escrow Agent instructing the Purchase Price Escrow Agent to deliver to Saw Mill (on behalf of the holders of the Company Equity Securities) an amount equal to such excess. If during the period after Parent's receipt of a Purchase Price Dispute Notice from Saw Mill and prior to the final determination of the Purchase Price, any of the items of the Purchase Price which are in dispute are agreed upon in Saw Mill's favor in accordance with Section 1.9(c), then the Company and Saw Mill shall promptly deliver joint written instructions to the Purchase Price Escrow Agent instructing the Purchase Price Escrow Agent to deliver to Saw Mill (on behalf of the holders of the Company Equity Securities) an amount equal to the amount of the Purchase Price the holders of the Company Equity Securities are entitled to as a result of such agreement. If during the period after Parent's receipt of a Purchase Price Dispute Notice from Saw Mill and prior to the final determination of the Purchase Price, any of the items of the Purchase Price which are in dispute are agreed upon in Surviving Entity's favor in accordance with Section 1.9(c), then the Company and Saw Mill shall promptly deliver joint written instructions to the Purchase Price Escrow Agent instructing the Purchase Price Escrow Agent to deliver to Surviving Entity an amount equal to the amount of the Purchase Price Surviving Entity is entitled to as a result of such agreement. Once the Purchase Price has been conclusively determined in accordance with Section 1.9(c) and all amounts payable to Surviving Entity out of the Purchase Price Escrow Funds pursuant to the terms hereof have been made, then the Company and Surviving Entity shall promptly deliver joint written instructions to the Purchase Price Escrow Agreement instructing the Purchase Price Escrow Agreement to deliver to Saw Mill (on behalf of the holders of the Company Equity Securities) all amounts, if any, then remaining in the Purchase Price Escrow Account.

         SECTION 1.10 COMPANY EQUITY OPTIONS.

                  (a) At the Closing, the Surviving Entity shall pay to each holder of any particular outstanding option or warrant to purchase Company Common Units (a "Company Equity Option") issued pursuant to either (i) the Company's 1998 Option Plan, as amended (the "Company Employee Option Plan"),
(ii) the Company's 1998 Non-Employee Director Option Plan, as amended (the "Company Non-Employee Director Option Plan", and collectively with the Company Employee Option Plan, the "Option Plans"), or (iii) the Warrant Agreement, dated as of June 8, 1998 (the "Warrant Agreement"), among the Company, Credit Agricole Indosuez and Paribas Capital Funding LLC, in settlement of each such Company Equity Option, whether or not exercisable or vested, an amount of cash in respect thereof equal to (A)(x)(I) the Estimated Purchase Price (without regard to the Option Payments) plus the aggregate exercise price for all Company Equity Options plus $161,217.16 (which represents the difference between the Senior Liquidation Preference Amount and the Junior Liquidation Preference Amount multiplied by the 10,400 issued and outstanding Junior Common Units (as such terms are defined in the Company LLC Agreement)) minus the aggregate of the Purchase Price Escrow Amount and the Indemnification Escrow Amount divided by
(II) the number of Company Common Units outstanding as of immediately prior to the Closing on a fully-diluted basis minus (y) the exercise price per Company Common Unit for such Company Equity Option multiplied by (B) the number of Company Common Units issuable upon exercise of such Company Equity Option (assuming, with respect to this clause (B) only, that such Company Equity Option is fully exercisable and vested and that the Merger has not occurred) (such gross amount of cash, the "Option Consideration"). The actual payment of Option Consideration by the Company shall be net of applicable withholding taxes, if any. Upon receipt of the appropriate Option Consideration by the holder of a Company Equity Option, such Company Equity Option shall be canceled. The surrender of a Company Equity Option to the Company or the Surviving Entity in exchange for the appropriate Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of such Company Equity Option, except to the extent provided in Section 1.9(d)(i) or Section 1.10(b) hereof.

                  (b) If Saw Mill, as Representative, receives any cash from either Escrow Account or distributes any unused Expense Funds (as defined in Article 8 hereof) for the benefit of the former holders of Company Common Units and/or Company Equity Options, then Saw Mill shall promptly deliver to the Surviving Entity (on behalf of the former holders of the Company Equity Options issued pursuant to the Option Plans) an amount of cash equal to (x) the aggregate amount of cash received by Saw Mill from the applicable Escrow Account (net of any out-of-pocket expenses incurred by Saw Mill) or the amount of such unused Expenses Funds, as the case may be, multiplied by (y) the percentage determined by dividing (i) the number of Company Common Units which would have been issued to holders of Company Equity Options if all Company Equity Options issued pursuant to the Option Plans were fully exercisable and vested and were exercised immediately prior to the Merger by (ii) the number of Company Common Units outstanding as of immediately prior to the Closing on a fully-diluted basis. Upon receipt of any such cash from Saw Mill, the Surviving Entity shall promptly pay to each former holder of Company Equity Options issued pursuant to the Option Plans such former holder's applicable share of such cash, net of applicable withholding taxes, if any. Any cash received by Saw Mill from either Escrow Account which is properly payable to any holder of any Company Equity Options issued pursuant to the Warrant Agreement shall be distributed by Saw Mill to such holder as provided in Article 8 hereof.

                  (c) Prior to the Closing, the Company shall take the appropriate actions pursuant to the Warrant Agreement and Section 5.5 and/or
Section 6.4 of the Option Plans that are necessary to give effect to the provisions of Section 1.8(c) and this Section 1.10 with respect to the Company Equity Options issued pursuant to the Warrant Agreement and either of the Option Plans.

                  (d) The Option Plans shall terminate as of the Effective Time, and no holder of Company Equity Options issued pursuant to any Option Plan or any participant in any Option Plan shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Entity or any Subsidiary, other than to receive Option Consideration payable pursuant to Section 1.10(a) and the other applicable amounts payable, if any, pursuant to
Section 1.9(d)(i) and/or Section 1.10(b) hereof.

         SECTION 1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub as follows:

         SECTION 2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of Saw Mill, the Company and the Subsidiaries (as herein defined) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its formation or incorporation, as applicable. Each of the Company and the Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority could not reasonably be expected to have a material adverse effect on the assets, liabilities, properties, results of operations or conditions (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (excluding any change or effect (x) resulting from general economic conditions or relating to those industries specific to the business of the Company and the Subsidiaries, (y) resulting from the public announcement of the transactions contemplated by this Agreement or (z) relating to or resulting from actions taken by Parent or Merger Sub or any of their respective affiliates) (a "Company Material Adverse Effect").

                  (b) Each of the Company and the Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect.

                  (c) The Company has made available to Parent an accurate and complete copy of the Company LLC Agreement, GEEG's Limited Liability Company Agreement, Deltak, L.L.C.'s Limited Liability Company Agreement and Braden Manufacturing, L.L.C.'s Limited Liability Company Agreement, in each case, as in effect as of the date hereof.

                  (d) Except as set forth on Schedule 2.1, neither the Company nor any Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Schedule 2.1 sets forth the name, owner, jurisdiction of organization and percentages of outstanding equity securities owned, directly or indirectly, by the Company, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which the Company owns directly or indirectly, any equity or equity related securities (any such corporation, partnership, limited liability company, joint venture or other business association or entity, whether or not set forth on Schedule 2.1, a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth on
Schedule 2.1, all outstanding shares of stock or other equity securities of each Subsidiary (except to the extent such concepts are not applicable under the applicable law of such Subsidiary's jurisdiction of formation or other applicable law) have been duly authorized and validly issued and are fully paid and non-assessable, are free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or liens and are owned, beneficially and of record, by the Company or another Subsidiary free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind (except to the extent provided by applicable law), other than applicable federal, state and other securities law restrictions. Except as set forth on
Schedule 2.1, there are outstanding (i) no other equity securities of any Subsidiary, (ii) no securities of any Subsidiary convertible into or exchangeable for equity securities for any Subsidiary, and (iii) no options or other rights to acquire from any Subsidiary and no obligation of any Subsidiary to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary.


         SECTION 2.2 CAPITALIZATION OF THE COMPANY. As of the date hereof, the authorized membership interests of the Company consists of (i) 100,000 Preferred Units, none of which are issued and outstanding; (ii) 200,000 Class A Senior Common Units, 66,969.34 of which are issued and outstanding; (iii) 25,000 Class B Senior Common Units, 9,090 of which are issued and outstanding; and (iv) 10,400 Junior Common Units, all of which are issued and outstanding (as such terms are defined in the Company LLC Agreement). All of the issued and outstanding Company Common Units are duly authorized and validly issued, are fully paid and non-assessable and, as of the date hereof, are owned, beneficially and of record, as set forth on Schedule 2.2. Except as set on
Schedule 2.2, as of the date hereof, there are outstanding (i) no other equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for equity securities of the Company, and (iii) no options or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

         SECTION 2.3 AUTHORITY. Each of Saw Mill and the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of each of Saw Mill and the Company, and no other limited liability company proceedings, including by its equityholders, on the part of Saw Mill or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Saw Mill and the Company and constitutes a valid, legal and binding agreement of each of Saw Mill and the Company, enforceable against each of Saw Mill and the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

         SECTION 2.4 FINANCIAL STATEMENTS. Attached hereto as Schedule 2.4 are true and complete copies of the following financial statements (such financial statements, the "Financial Statements"):

                  (i) the audited consolidated balance sheet of the Company as of December 26, 1998 and the related audited consolidated statements of income, cash flows and members' equity for the period beginning on June 5, 1998 and ending on December 26, 1998;

                  (ii) the audited consolidated balance sheet of the Company as of December 25, 1999 and the related audited consolidated statements of income, cash flows and members' equity for the year ending on December 25, 1999; and

                  (iii) the unaudited consolidated balance sheets of the Company as of each of March 25, 2000 and May 27, 2000 and the related unaudited consolidated statements of income and cash flows for the three-month and five-month periods, as the case may be, ending on such date.


Except as set forth on Schedule 2.4, the Financial Statements (A) have been prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (B) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).

         SECTION 2.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule 2.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub in Section 3.3, except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) the filing of the Certificate of Merger, no material filing with or material notice to, and no material permit, authorization, consent or approval of, or material order of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company LLC Agreement, (b) except as set forth on
Schedule 2.5, result in a material violation or material breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contracts (as defined in Section 2.6), (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court, or any Governmental Entity having jurisdiction over the Company, the Subsidiaries or any of their respective properties or assets, except, in the case of this clause
(c) only, for violations which would not be material to the business of the Company and its Subsidiaries, taken as a whole, or (d) result in the creation of any material lien, security interest, change or encumbrance upon any of the assets of the Company or any of its Subsidiaries (other than in connection with the financing of the transactions contemplated hereby).

         SECTION 2.6 MATERIAL CONTRACTS. Except as set forth on Schedule 2.6 (collectively, the "Material Contracts") and except for this Agreement and except for any Material Lease (as herein defined), as of the date hereof, neither the Company nor any of the Subsidiaries is a party to or bound by any:

                           (i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

                           (ii) agreement or indenture relating to Funded Indebtedness except for Funded Indebtedness for an amount less than $250,000;

                           (iii) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any property (other than real property), owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

                           (iv) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

                           (v) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves outstanding consideration in excess of $1,000,000, other than sales invoices or purchase orders;

                           (vi) material sales, distribution, supply, consulting, investment advisory services or investment banking agreement;

                           (vii) agreement which contains restrictions with respect to payment of dividends or any other distribution in respect of any of the equity securities of the Company or any Subsidiary;

                           (viii) agreement, contract or commitment limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with any person;

                           (ix) any collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization; or

                           (x) any contract, arrangement or understanding that relates to the future disposition or acquisition of material assets or properties, or any merger or business combination, whether or not enforceable.

Except as set forth on Schedule 2.6, each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 2.6, the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Contract.

         SECTION 2.7 NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES.

                  (a) Except (i) as set forth on Schedule 2.7(a) or any other schedule to this Agreement or as disclosed, set forth or reserved for in the Financial Statements (including the notes thereto), (ii) liabilities and/or obligations (other than Funded Indebtedness) incurred in the ordinary course of business, (iii) liabilities and/or obligations arising under any of the Material Contracts or Material Leases or any other contract or agreement to which the Company or any Subsidiary is a party as of the date hereof or (iv) liabilities and/or obligations arising under any contract or agreement which would be a Material Contract or a Material Lease to which the Company or any Subsidiary becomes a party with the consent of Parent (as provided in Section 4.1) during the period beginning on the date hereof and ending on the Closing Date, neither the Company nor any Subsidiary has any Funded Indebtedness or other material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Subsidiaries (including the notes thereto) or, to the Company's knowledge, any other material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Neither the Company nor any Subsidiary has guaranteed the obligations of any person (other than the Company or any Subsidiary) consisting of (x) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and "earn-out" payments) and (y) indebtedness evidenced by any note, bond, debenture or other debt security.

                  (b) Except in connection with the transactions contemplated by this Agreement, during the period beginning on December 25, 1999 and ending on the date hereof, the Company and the Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course consistent with past practice and, except as set forth on Schedule 2.7(b), none of the following have occurred:

                           (i) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Company or any Subsidiary in excess, in the aggregate for all such losses, of $1,000,000;

                           (ii) any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any change required by reason of a change in GAAP;

                           (iii) any (A) increase in benefits payable under any existing severance or termination pay policies or (B) increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of the Company or a Subsidiary, or to employees (including officers who are employees) of the Company or a Subsidiary, in each case other than in the ordinary course of business;

                           (iv) declaration or payment of any dividends or distributions with respect to the equity securities of the Company or redeemed or purchased any of the equity securities of the Company;

                           (v) the sale, lease or disposal of any of the Company's or any Subsidiary's assets outside the ordinary course of business which have a value in excess of $500,000;

                           (vi) any action by the Company or any Subsidiary with the intention of causing a material reduction in capital expenditures, except in the ordinary course of business consistent with past practice; or

                           (vii) any agreement to do any of the foregoing (other than the items referred to in clause (i) or (ii)).

                  (c Except in connection with the transactions contemplated by this Agreement, since December 25, 1999, no event or change in circumstance has occurred which has had or could reasonably be expected to have a Company Material Adverse Effect.

         SECTION 2.8 LITIGATION. Except as set forth on Schedule 2.8, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company, any Subsidiary or any of their respective properties (including, but not limited to, intellectual property), assets or business before any Governmental Entity which could reasonably be expected to have a Company Material Adverse Effect. Except as disclosed on Schedule 2.8, neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Company Material Adverse Effect.

         SECTION 2.9 COMPLIANCE WITH APPLICABLE LAW. The Company and the Subsidiaries hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets (the "Company Permits"), except for failures to hold such permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals which could not reasonably be expected to have a Company Material Adverse

Effect. The Company and the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. The activities or businesses of the Company and the Subsidiaries is not being conducted in violation of or in conflict with, in any material respect, any law, rule, order, judgment, decree, ordinance or regulation of the United States, any state, county or locality, or of any Governmental Entity of the United States, except where the violation or conflict could not reasonably be expected to result in a Company Material Adverse Effect. No investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to the Company or any Subsidiary is pending or, to the Company's knowledge, threatened, nor, to the Company's knowledge, has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which could not reasonably be expected to have a Company Material Adverse Effect.


         SECTION 2.10 EMPLOYEE PLANS. Except as set forth on Schedule 2.10, as of the date hereof, there are no employee benefit plans (including without limitation, retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other employee benefit policy, trust, understanding or arrangement of any kind) maintained or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any actual or potential liability (the "Employee Plans") except for liabilities that could not reasonably be expected to have a Company Material Adverse Effect. Except for multiemployer plans (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Plans"), the Employee Plans have been administered and operated in all respects in accordance with their terms and are in compliance with applicable law, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except for instances of administration, operation and non-compliance that could not reasonably be expected to have a Company Material Adverse Effect. Except for Multiemployer Plans, each Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter for the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Except for the Multiemployer Plans, none of the Employee Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state law). Except for the Multiemployer Plans, none of the Employee Plans have any material unfunded liabilities which are not disclosed, set forth or reserved for in the Financial Statements (including the notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. To the Company's knowledge, the Company and each person (as defined in Section 3(9) of ERISA) which together with the Company or a Subsidiary would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") have made all contributions to each Multiemployer Plan or any collectively bargained agreement, except where the failure to make such contributions could not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, neither the

Company nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan and, as of June 30, 1997, neither the Company nor any ERISA Affiliate would have been subject to any material withdrawal liability if, as of June 30, 1997, the Company or any ERISA Affiliate had engaged in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such Multiemployer Plan. Notwithstanding this Section 2.10, any representation or warranty made by the Company with respect to Multiemployer Plans are made to the Company's knowledge.

         SECTION 2.11 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                  (a) Except as set forth on Schedule 2.11:

                           (i) the Company and each Subsidiary are in compliance with Environmental, Health, and Safety Requirements (including without limitation obtaining all permits and licenses required thereunder), except for such noncompliance as could not reasonably be expected to have a Company Material Adverse Effect;

                           (ii) neither the Company nor any Subsidiary has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any material investigatory, remedial or corrective obligations, relating to the Company or any Subsidiary and arising under Environmental, Health, and Safety Requirements, the subject of which could reasonably be expected to have a Company Material Adverse Effect; and

                           (iii) there are no facts, circumstances or conditions relating to the business or operations of the Company or any of its Subsidiaries, or to any real property at any time owned, leased or operated by the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental, Health, and Safety Requirements where any of the foregoing could reasonably be expected to have a Company Material Adverse Effect.

                  (b) This Section 2.11 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental, Health, and Safety Requirements.

                  (c) As used herein,"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         SECTION 2.12 INTELLECTUAL PROPERTY. Except as set forth on Schedule 2.12, the Company and each Subsidiary owns the entire right, title and interest in and to, or possesses valid licenses or other rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, uniform resource locators ("URLs"), Internet domain names, copyrights, computer software, source code, know-how, technology, trade dress, methods, unpatented inventions, and trade secrets and other confidential and proprietary information, including any applications and registrations of any of the foregoing (as applicable), necessary for the operation of the business of the Company or such Subsidiary, as the case may be, as now conducted (the "Company Intellectual Property") free and clear of any liens, except where the failure to own or possess valid rights to use such Company Intellectual Property could not reasonably be expected to have a Company Material Adverse Effect. Schedule 2.12 sets forth a complete and accurate list of all patents, patent applications, registrations, applications for registration, material unregistered trademarks and copyrights, and domain names included in the Company Intellectual Property that is owned by the Company or any of its Subsidiaries and all licenses of Company Intellectual Property (other than licenses of mass-marketed software). Each item constituting part of the Company Intellectual Property that is owned by the Company or any Subsidiary and listed on Schedule 2.12 has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other government entities, domestic or foreign, or a duly accredited and appropriate domain name registrar, as are indicated in Schedule 2.12, and such registrations, filings and issuances remain in full force and effect as of the Closing Date. To the knowledge of the Company, neither the Company's nor any of the Subsidiaries' use of the Company Intellectual Property infringes any other person's rights thereto nor are any of the Company's rights in the Company Intellectual Property being infringed by any third party, except for any such infringement that could not reasonably be expected to have a Company Material Adverse Effect. No Company Intellectual Property set forth on Schedule 2.12 has been canceled, abandoned, or otherwise terminated and all renewal and maintenance fees (if applicable) in respect thereof have been duly paid. The Company and the Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property that is owned by the Company or any of the Subsidiaries.

         SECTION 2.13 LABOR MATTERS. The Company and each Subsidiary is in compliance with all laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours and has not engaged, and is not engaging, in any unfair labor practice with respect to employees of the Company or any Subsidiary except to the extent such failure to comply or such engagement, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 2.13, or as could not reasonably be expected to have a Company Material Adverse Effect (i) there is no union organizing effort pending, or to the knowledge of the Company, threatened with respect to the employees of the Company or any Subsidiary; (ii) no complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, or to the knowledge of the Company, threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary; (iv) the Company and each Subsidiary is in compliance with the requirements of the Federal Workers' Adjustment and Retraining Notification Act; (v) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of the Company or any Subsidiary is pending, and no claim therefor has been asserted; and (vi) there are no material labor or employment claims or proceedings pending between the Company or any Subsidiary and any of their respective employees.
Schedule 2.13 sets forth, on an employee by employee basis, payments due, if any, to any employees of the Company or any Subsidiary as a result of this Agreement (other than payments of Purchase Price and/or Option Consideration and other than the receipt of Rollover Equity).

         SECTION 2.14 INSURANCE. The Company and/or the Subsidiaries maintain insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is and after the execution of this Agreement and consummation of the transactions contemplated hereby will be in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Set forth on Schedule 2.14 is a complete and accurate list of all Insurance Policies in effect as of the date hereof.

         SECTION 2.15 TAX MATTERS.

                  (a) The Company and each Subsidiary has prepared and duly filed with the appropriate domestic federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms and reports (each a "Tax Return" and, collectively, the "Tax Returns") required to be filed with respect to the Company or such Subsidiary and has timely paid all material Taxes (as defined below) owed or payable by it, including Taxes which the Company or any Subsidiary is obligated to withhold. All Tax Returns filed with respect to the Company and each Subsidiary are true and correct in all material respects. As used herein, the terms "Tax" or "Taxes" means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies and other governmental charges, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto) (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes and deficiency assessments and shall include any liability for such amounts as a result either of being a member of a combined, consolidated or unitary group or a contractual obligation to indemnify any person or other entity.

                  (b) As of the date hereof, there is no outstanding claim concerning any Tax liability of the Company or any Subsidiary. Schedule 2.15 attached hereto sets forth those Tax Returns of the Company or any Subsidiary that, as of the date hereof, are the subject of audit.

                  (c) Except as set forth on Schedule 2.15,

                  (i) neither the Company nor any Subsidiary has received any written notices from any taxing authority relating to any issue which could affect the Tax liability of the Company or any Subsidiary after the Closing Date;

                  (ii) neither the Company nor any Subsidiary has (A) entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any Subsidiary to a date after the date hereof or (B) since June 9, 1998 applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any Subsidiary;

                  (iii) neither the Company nor any Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired;

                  (iv) since June 9, 1998 no claim has been made by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction;

                  (v) there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any Subsidiary or any predecessor or affiliate thereof (other than such agreements between the Company and wholly-owned Subsidiaries) and any other party (including any predecessors or affiliates thereof) under which Parent, Merger Sub, the Company or any Subsidiary could be liable for any Taxes or other claims of any party;

                  (vi) neither the Company nor any Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account after the Closing Date any adjustment under Section 481 of the Code, or any similar provision of the Code or the corresponding tax laws of any nation, state or locality;

                  (vii) the Company and each Subsidiary that is a limited liability company is currently and has been for its existence properly treated as either a partnership or a disregarded entity for United States federal income tax purposes; and

                  (viii) no Subsidiary that is a corporation for U.S. federal income tax purposes is a party to any agreement that would require such Subsidiary or affiliate thereof to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

                  (d) This Section 2.15 contains the sole and exclusive representations and warranties of the Company with respect to Taxes.

         SECTION 2.16 BROKERS. No broker, finder or investment banker, other than Merrill Lynch & Co. (whose fees shall be included in the Seller Expenses), is entitled to any broker's, finder's or investment banker's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

         SECTION 2.17 REAL AND PERSONAL PROPERTY.

                  (a) Owned Real Properties. Schedule 2.17(a) sets forth a complete and accurate list of all real property owned in whole or in part by the Company and each Subsidiary as of the date hereof (the "Owned Real Property").
Schedule 2.17(a) includes the name of the record title holder thereof as of the date hereof. Except as set forth in Schedule 2.17(a), the Company or relevant Subsidiary has good and marketable fee title in and to the Owned Real Property, free and clear of all liens except (i) for general real estate taxes and special assessments not yet delinquent, easements, rights of parties in possession, covenants, conditions and restrictions and other matters of record which do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the Company's or relevant Subsidiary's business, and (ii) as otherwise set forth on Schedule 2.17(a). Except as disclosed in Schedule 2.17(a), there are no pending or proposed special or other assessments, for public improvements or otherwise, affecting any Owned Real Property which could reasonably be expected to have a Company Material Adverse Effect. The Owned Real Property complies with all applicable laws and is benefitted by those licenses or permits required to be maintained for the development, use or occupancy of any portion of the Owned Real Property except to the extent such failure to comply or be benefitted, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  (b) Leased Real Properties. Schedule 2.17(b) sets forth (whether as lessee or lessor) leases of real property ("Leased Real Property") to which the Company or any Subsidiary is a party or by which any of them is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000 (each a "Material Lease", and collectively the "Material Leases"). Except as set forth on Schedule 2.17(b), each Material Lease is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 2.17(b), the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. To the Company's knowledge, the Leased Real Property complies with all applicable laws and is benefitted by those licenses or permits required to be maintained for the development, or use or occupancy of any portion of the Leased Real Property, except to the extent such failure to comply could not reasonably be expected to have a Company Material Adverse Effect.

                  (c) Personal Property. Except as disclosed in Schedule 2.17(c), as of the date hereof, the Company and each Subsidiary collectively own or hold under valid leases all material plants, machinery, equipment and other personal property necessary for the conduct of its business as currently conducted, subject to no lien except for (i) liens identified on Schedule 2.17(c), (ii) liens for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due,
(iv) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, (v) purchase money liens, and (vi) minor irregularities of title which do not materially detract from the value or use of said personalty.

         SECTION 2.18 TRANSACTIONS WITH AFFILIATES. Schedule 2.18 sets forth all arrangements between the Company and any Subsidiary, on the one hand, and affiliates of the Company (other than any Subsidiary or any employee of the Company or any of its Subsidiaries who is not an officer of the Company or any of its Subsidiaries), on the other hand, that will not be terminated effective as of the Closing Date. To the Company's knowledge, none of the Company, any Subsidiary and their respective affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any person (other than the Company or any of its Subsidiaries) which is a material client, supplier, customer, lessor, lessee, or competitor of the Company or any Subsidiary. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of 2% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.18.

         SECTION 2.19 PRODUCT WARRANTY.


                  (a) To the Company's knowledge, all of the products manufactured, sold, leased, installed or delivered by the Company or any Subsidiary have conformed in all material respects with all applicable contractual commitments and all express and implied warranties and, to the Company's knowledge, none of the Company and any Subsidiary have any material liability for replacement or material repair thereof or other material damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom practice of the Company.

                  (b) This Section 2.19 contains the sole and exclusive representations and warranties of the Company with respect to the matters referred to in Section 2.19(a).

         SECTION 2.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIONS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:

         SECTION 3.1 ORGANIZATION. Each of Parent and Merger Sub is a corporation or a limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

         SECTION 3.2 AUTHORITY. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of Parent's equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

         SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in
Section 2.5, except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and (b) the filing of the Certificate of Merger, no material filing with or material notice to, and no material permit, authorization, consent or approval of, or material order of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of this clause
(c) only, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

         SECTION 3.4 BROKERS. No broker, finder or investment banker, other than Donaldson, Lufkin & Jenrette ("DLJ") is entitled to any brokerage, finder's or investment banker's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective affiliates.

         SECTION 3.5 FINANCING. Parent has obtained commitment letters (the "Commitment Letters") (copies of which have been delivered to the Company) from DLJ and the Bankers Trust Company ("BT") providing for, subject to certain conditions set forth therein, commitments to provide all funds necessary, together with funds available to Parent, to consummate the transactions contemplated hereby, including the repayment of all Closing Date Funded Indebtedness (to the extent due and payable at Closing) and all fees and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof, the Commitment Letters are in full force and effect and have not been amended or modified. As of the date hereof, Parent and Merger Sub believe they will be able to obtain the financing described in the Commitment Letters on the terms provided in the Commitment Letters. As of the date hereof, neither DLJ nor BT has advised either Parent or Merger Sub or any of their respective affiliates of any reason why the Commitment Letters will not be fulfilled in accordance with their terms.

         SECTION 3.6 MERGER SUB ACTIVITIES. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 3.7 CAPITALIZATION.

                  (a) As of immediately prior to the Effective Time, the issued and outstanding membership interests of Merger Sub will consist solely of the Merger Sub Preferred Units (which will have been issued to Parent in exchange for a cash payment of $100 per Merger Sub Preferred Unit and for an aggregate cash payment of at least $73,800,000 (the "Merger Sub Preferred Units Purchase Price")) and the Merger Sub Common Units (which will have been issued to Parent in exchange for a cash payment of $10 per Merger Sub Common Unit and for an aggregate cash payment of at least $8,200,000 (the "Merger Sub Common Units Purchase Price")); provided that Parent and/or Merger Sub shall only be able to increase the Merger Sub Common Units Purchase Price above $8,200,000 if for every $1 increase in the Merger Sub Common Units Purchase Price above $8,200,000 there is a corresponding $9 increase in the Merger Sub Preferred Units Purchase Price; provided, further, that additional Surviving Entity Preferred Units (issued at $100 per

Surviving Entity Preferred Unit) with an aggregate value of no more than $6,936,774 and additional Surviving Entity Common Units (issued at $10 per Surviving Entity Common Unit) with an aggregate value of no more than $770,753 may be issued without an increase in either the Merger Sub Preferred Units Purchase Price or the Merger Sub Common Units Purchase Price in connection with the participation of DLJ in Merger Sub, Parent and/or Surviving Entity, so long as for every $1 worth of Surviving Entity Common Units issued under this proviso there is a corresponding issuance of $9 worth of Surviving Entity Preferred Units. As of immediately prior to the Effective Time, all of the issued and outstanding membership interests of Merger Sub (which will consist solely of the Merger Sub Units) will be duly authorized and validly issued, will be fully paid and non-assessable and will be owned, beneficially and of record, by Parent. Except for the Merger Sub Units, as of immediately prior to the Effective Time, there will be outstanding (i) no other equity securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for equity securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub and no obligations of Merger Sub to issue, any equity securities or securities convertible into or exchangeable for equity securities of Merger Sub.

                  (b) As of immediately after the Effective Time, the authorized membership interests of the Surviving Entity will consist solely of Surviving Entity Preferred Units and Surviving Entity Common Units. As of immediately after the Effective Time, all of the issued and outstanding Surviving Entity Preferred Units and Surviving Entity Common Units will be duly authorized and validly issued, will be fully paid and non-assessable and will be owned, beneficially and of record and in such amounts, as set forth on Schedule 3.7. Except as set forth on Schedule 3.7, as of immediately after the Effective Time, there will be outstanding (i) no other equity securities of the Surviving Entity, (ii) no securities of the Surviving Entity convertible into or exchangeable for equity securities of the Surviving Entity, and (iii) no options or other rights to acquire from the Surviving Entity and no obligations of the Surviving Entity to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Surviving Entity.

                  (c) Harvest Partners III, L.P. is entitled to appoint a majority of the board of directors of Parent.


                                    ARTICLE 4

                                    COVENANTS

         SECTION 4.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each Subsidiary to, conduct its operations in the ordinary course of business consistent with past practice, and the Company shall, and shall cause each Subsidiary to, use its reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve the present commercial relationships with key persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Effective Time, the Company will not, and will not permit any Subsidiary to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, and except to the extent set forth on Schedule 4.1:

                  (a) amend the Company LLC Agreement;

                  (b) issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other equity securities or equity equivalents (except pursuant to the exercise of any Company Equity Options);

                  (c) split, combine or reclassify any of its equity securities or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity securities except to the extent necessary to permit the Company to comply with its obligations to make tax distributions to its members pursuant to Section 6.4 of the Company LLC Agreement;

                  (d) (i) incur or assume any Funded Indebtedness except for Funded Indebtedness not exceeding $5,000,000 in the aggregate and except for borrowings under the Paribas Credit Agreement, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations not exceeding $1,000,000 in the aggregate;

                  (e) except as may be required by law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any Subsidiary in any material manner, (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee of the Company or any Subsidiary or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

                  (f) sell, lease or dispose of or acquisition of any assets outside the ordinary course of business which have a value in the aggregate in excess of $500,000;

                  (g) except as may be required by law or as contemplated by this Agreement, alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company or any Subsidiary;

                  (h) modify or amend any Material Contract or enter into any contract which would be a Material Contract, in each case, other than in the ordinary course of business;

                  (i) effect any change in any of its methods of accounting, except as may be required by GAAP;

                  (j) make any election changing the status of GEEG from a disregarded entity, or the status of the Company or any Subsidiary organized as a domestic limited liability company (other than GEEG) from a partnership, in each case, for federal income tax purposes;

                  (k) loan money to any person which would result in the creation of an "other receivable" for purposes of Net Working Capital except for the creation of "other receivables" in the ordinary course of business which in the aggregate during such period do not exceed $1,000,000;

                  (l) intentionally take any action, engage in any transaction or enter into any agreement that would cause the Company to be unable to deliver, at the Closing, the officer's certificate referred to in Section 5.2(a);

                  (m) except in the ordinary course of business consistent with past practice, take any action with the intention of causing a material reduction in capital expenditures; or

                  (n) agree to do any of the foregoing.

         SECTION 4.2 TAX MATTERS.

                  (a) Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees for federal (and, where applicable, state and local) Tax purposes, to treat the transactions contemplated by this Agreement as having occurred in the following steps and in the following order: (i) the use of the Company's cash and the proceeds of the borrowings incurred by the Company, Surviving Entity and/or their respective Subsidiaries on the Closing Date (A) to pay the Option Consideration and (B) to make a distribution (pursuant to the order and priority of the distribution mechanism found in Section 12.2(b)(iii) of the Company LLC Agreement) not in redemption of any Company Common Units to the holders of the Company Common Units, (ii) the purchase by Parent of all of the Company Common Units (other than that certain number of Company Common Units which are held by the holders of Company Common Units set forth on Exhibits A-1 and A-2 hereto and which have an aggregate value equal to the Equity Amount (allocated amongst such holders as set forth on such Exhibits A-1 and A-2) (the "Rollover Company Common Units")) and (iii) the recapitalization of the Rollover Company Common Units into the Rollover Equity.

                  (b) Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees for federal income Tax purposes to treat the transactions contemplated by this Agreement as producing a termination of the Company pursuant to Code section 708(b)(1)(B) (and any similar provision of state and/or local income tax law) which in turn produces, as required by current Treasury Regulations, a termination of certain Subsidiaries of the Company treated as partnerships for federal income tax purposes (the "Terminated Subsidiaries"). Each of the Company, Parent,

Merger Sub, Surviving Entity and Saw Mill agrees to allocate the income, gains, losses, deductions, credits and other items of the Company (and, where necessary, of any Terminated Subsidiary) to the holders of Company Common Units (or the owner of any Terminated Subsidiary) for the taxable period ending on the Closing Date by using a "closing of the books" method (as described in Treasury Regulation Section1.706-1(c), and not by estimating the pro rata part of such items) as of the end of the Closing Date. In the event that it is determined that the transactions contemplated by this Agreement do not result in a termination of the Company pursuant to Code section 708(b)(1)(B), then each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees that for purposes of Code section 706 (for both members who dispose of their entire interest in the Company and members whose interest in the Company changes) to allocate the income, gains, losses, deductions, credits and other items of the Company (and, where necessary, of any Terminated Subsidiary) to the holders of Company Common Units (or the owner of any Terminated Subsidiary) for the taxable period ending on the Closing Date by using a "closing of the books" as of the end of the Closing Date.

                  (c) Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees that the value of the assets of the Company and the amount of the liabilities of the Company existing immediately prior to the Merger will be calculated as provided on Schedule 4.2(c) attached hereto. Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees to file all Tax Returns using the amounts contained on Schedule 4.2(c), and none of them shall take a position on any tax return, report or filing contrary with such allocation unless otherwise required by law.

                  (d) Each of the Company, Parent, Merger Sub, Surviving Entity, and Saw Mill agrees that the value of the assets of any Subsidiary of the Company treated as a flow-through entity for federal income tax purposes and the amount of the liabilities of the such Subsidiary existing immediately prior to the Merger will be calculated as provided on Schedule 4.2(c) attached hereto. Each of the Company, Parent, Merger Sub, Surviving Entity and Saw Mill agrees to file all Tax Returns using the amounts contained on Schedule 4.2(c), and none of them shall take a position on any tax return, report or filing contrary with such allocation unless otherwise required by law.

                  (e) Any Tax Returns of the Company or any Subsidiary with respect to a period ending on or prior to the Closing Date not filed as of the Closing Date shall be timely filed by Saw Mill with the appropriate taxing authorities; provided, however, that Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and the Subsidiaries with respect to such items; and provided, further, that Saw Mill shall provide Parent with draft Tax Returns for the Company and each Subsidiary required to be prepared by Saw Mill pursuant to this Section 4.2(e). Saw Mill shall provide Parent with an opportunity to review and comment on such Tax Returns and Saw Mill shall consider in good faith such comments in its preparation of such Tax Returns. Parent shall provide, and shall cause the Company and each Subsidiary to provide, to Saw Mill such assistance (including the provision of information and any reasonably required consents, powers of attorney or authorizations) necessary to allow Saw Mill to file any Tax Returns described in this subsection (e). Any Tax Returns of the Company or any Subsidiary with respect to a period beginning on or prior to the Closing Date and ending after the Closing Date shall be timely filed by Parent with the appropriate taxing authorities; provided, however, that any such Tax Returns shall be prepared (except as otherwise required by law) by treating items on such Tax Returns in a manner consistent with the past practices of the Company and Subsidiaries with respect to such items; and provided further, that Parent shall provide Saw Mill with draft Tax Returns for the Company and each Subsidiary required to be prepared by Parent pursuant to this Section 4.2(e). Parent shall provide Saw Mill with an opportunity to review and comment on such Tax Returns and Parent shall consider in good faith such comments in its preparation of such Tax Returns. Saw Mill and Parent agree to the extent permitted by applicable law to elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and Subsidiaries. Any amount of Tax payable on a Tax Return filed pursuant to this subsection (c) shall be paid by the Company or the Subsidiary on whose behalf the Tax Return is filed.

                  (f) Subject to the following sentence, without the express written permission of Saw Mill (which consent shall not be unreasonably withheld or delayed by Saw Mill), Parent shall not amend, and shall not permit the Company or any Subsidiary to amend, any Tax Return filed by Saw Mill prior to the Closing Date or pursuant to subsection (e) above. With respect to income Tax Returns of the Company or any Subsidiary treated as a partnership for federal income tax purposes, Parent shall not amend and shall not permit the Company or any Subsidiary to amend any income Tax Return of the Company or any Subsidiary treated as a partnership for federal income tax purposes without the express written permission of Saw Mill (which may be given or withheld in the sole discretion of Saw Mill) unless otherwise expressly required by law. In no event shall any member or former member of Saw Mill file or cause to be filed any amended Tax Return or claim for refund with respect to the Company or any Subsidiary that affects or may affect the Tax liability of Parent, the Company or any Subsidiary for any period that begins on or after the Closing Date without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

                  (g) In the event Parent, the Company or any Subsidiary receives notice of any audit or other inquiry with respect to Taxes for a period ending on or prior to the Closing Date which could (depending upon its resolution) affect the income tax liability of Saw Mill or any other direct or indirect owner of the Company, Parent and the Company shall (i) inform Saw Mill of such notice, (ii) allow Saw Mill to manage, control and defend (at its sole expense) such audit or inquiry and (iii) provide, and cause the Company and each Subsidiary to provide, such assistance and access to information to Saw Mill as is reasonably necessary. Saw Mill shall have the sole discretion to settle, compromise or litigate any matter described above in this subsection (g); provided, however, that none of Saw Mill or any of its affiliates, members (including tax matters partners) or representatives shall without consent of Parent enter into any settlement of or otherwise compromise any such audit or inquiry that adversely affects or may adversely affect the income Tax liability of Parent, the Company, any Subsidiary, or any affiliate of the foregoing for any period ending after the Closing Date (which consent shall not be unreasonably withheld or delayed by Parent). A member or representative of Saw Mill shall keep Parent fully and timely informed with respect to the commencement, status and nature of any such audit or inquiry. A member or representative of Saw Mill shall in good faith allow Parent, at its sole expense, to make comments to Saw Mill regarding the conduct of or positions taken in any such proceeding, which comments such member or representative shall consider in good faith. Parent shall have the right to manage, control and defend any audit or inquiry not referenced in the first sentence of this subsection
(g), except that Parent shall not, without the consent of Saw Mill (which consent shall not be unreasonably withheld or delayed by Saw Mill), enter into the settlement of or compromise any such audit or inquiry with respect to Taxes (other than income Taxes) for a period ending on or prior to the Closing Date to the extent that any liability resulting from such settlement or compromise would be reimbursed from either Escrow Account.

                  (h) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed directly in connection with any deemed transfer of the Company Common Units resulting from the Merger shall be borne by holders of the Company Common Units as of immediately prior to the Closing. All other transfer, sales and use, value added, registration, documentary, stamp and similar Taxes shall be borne by the Company.

                  (i) The Company and each Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes shall cause a timely and valid election under Section 754 of the Code with respect to the Company and each such Subsidiary, respectively, (unless such election has already been made with respect to the Company or each such Subsidiary, as the case may be, and has not been revoked) for the adjustment to the basis of the Company's or each such Subsidiary's property.

                  (j) The Company agrees that, unless waived by Parent, (i) if permitted by the Code and applicable Treasury Regulations and authoritative Internal Revenue Service pronouncements, to cause the holders of the Company Common Units as of immediately prior to the Closing to include in income on the federal income tax return for the period ending on the Closing Date pursuant to
Section 956 of the Code the highest outstanding balance of the amount lent by Braden-Europe B.V. to Braden Manufacturing, L.L.C. as of any date during the period beginning on June 8, 1998 and ending on the Closing Date (but not more than the earnings and profits of Braden-Europe B.V. as of immediately prior to the Closing) (such amount, the "Braden-Europe Amount") or (ii) Braden-Europe B.V. shall prior to the Closing declare a dividend payable to Braden Manufacturing, L.L.C. equal to the Braden-Europe Amount.

         SECTION 4.3 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, upon reasonable notice, and subject to restrictions contained in confidentiality agreements to which the Company and the Subsidiaries are subject, the Company will provide to Parent and Merger Sub and their authorized representatives (including, without limitation, its accountants and financing sources and their representatives) during normal business hours reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and the Subsidiaries, will permit Parent and Merger Sub and their authorized representatives (including, without limitation, its accountants and financing sources and their representatives) to make such inspections as Parent and Merger Sub may reasonably require and will cause the officers of the Company and the Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent or Merger Sub may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality

Agreement, dated February 22, 2000, between the Company and Harvest Partners, Inc., the provisions of which are by this reference incorporated herein. Any review pursuant to this Section 4.3 shall not affect the representations and warranties made by the Company in this Agreement or the remedies of Parent or Merger Sub for breaches of those representations and warranties.

         SECTION 4.4 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of any filings that may be required under the HSR Act and any amendments thereto,
(b) the compliance with all requirements under the HSR Act applicable to the transactions contemplated hereby, (c) contesting any legal proceeding relating to the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

         SECTION 4.5 PUBLIC ANNOUNCEMENTS. Parent and Merger Sub, and the Company, as the case may be, will consult with one another and seek one another's approval before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law.

          SECTION 4.6 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in indemnification agreements or the Company LLC Agreement or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DLLCA, such indemnification shall be mandatory rather than permissive, and the Surviving Entity shall advance expenses in connection with such indemnification as provided in such indemnification agreements. The indemnification and liability limitation or exculpation provisions of the Surviving Entity's governing instruments shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law.

                  (b) Parent shall cause the Company to and the Company shall maintain in effect for not less than six (6) years from the Effective Time the coverage provided by the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and, provided further that the Company shall not be obligated to pay annual premiums in excess of 300% of the annual aggregate premium for existing insurance with respect to such insurance for the next renewal of such insurance (the "Current Premium"). If such annual premium for such insurance would at any time exceed 300% of the Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent's good faith determination, provide the maximum coverage reasonably available at an annual premium equal to 300% of the Current Premium.

                  (c) The directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.6 are intended to be third party beneficiaries of this Section 4.6. This Section 4.6 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Entity.

         SECTION 4.7 EXCLUSIVE DEALING. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 6.1, the Company shall not take, nor will it permit any of its affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Parent, Merger Sub and/or their respective affiliates) concerning any purchase of any of the Company's equity securities or any merger, sale of substantial assets or similar transaction involving the Company or any of the Subsidiaries (other than the exercise of outstanding options and warrants and other than assets sold in the ordinary course of business).

         SECTION 4.8 FINANCING. Parent and Merger Sub shall use commercially reasonable efforts to satisfy the requirements of the Commitment Letters and to obtain the funding contemplated by and on the terms contained in the Commitment Letters, or if any of the Commitment Letters is terminated or such funds shall not otherwise be available, shall use commercially reasonable efforts to obtain an alternative source(s) of financing in order to consummate the transactions contemplated hereby. Following the date hereof, any amendment, termination or cancellation of any Commitment Letter or any information known to Parent or Merger Sub which makes it unlikely to obtain the financing set forth in the Commitment Letters shall be promptly disclosed to the Company. Neither Parent, Merger Sub nor any of their respective affiliates shall attempt, directly or indirectly, to intentionally induce or encourage the exercise by DLJ or BT of any right not to fund any of the financing provided for by the Commitment Letters. If DLJ and/or BT fails to fund any such financing, Parent and Merger Sub shall request DLJ and/or BT, as the case may be, to communicate in writing directly to the Company the circumstances and bases therefor; provided, however, that the failure of DLJ and/or BT, as the case may be, to provide such communication shall not be deemed a breach of this covenant by Parent or Merger Sub.

         SECTION 4.9 TAX DISTRIBUTIONS. In the event an amount of tax distribution payable is included in the calculation of Net Working Capital as of immediately prior to the Closing, the

Surviving Entity shall immediately pay to the holder of the Company Common Units as of immediately prior to the Merger (in proportion to the Company Common Units held by them) an amount equal to the tax distribution payable included therein.

         SECTION 4.10. ROLLOVER EQUITY OF WB HOLDING CORP. As set forth on Exhibits A-1 and A-2 as in effect as of the date hereof, WB Holding Corp. ("WB") has been allocated a Preferred Equity Amount of $3,424,528 and a Common Equity Amount of $380,503 (collectively, the "WB Rollover Equity Amount"). The parties hereto hereby agree that at any time during the period beginning on the date hereof and ending on the date one business day prior to the Closing, Saw Mill may elect to re-allocate the WB Rollover Equity Amount from WB to (i) Saw Mill, SMC Power Holdings LLC ("SMC Power"), William Gerstner and/or any of their respective affiliates (including any entity controlled by Howard Unger), (ii) any equityholder of Saw Mill or SMC Power or any affiliate of any such equityholders, (iii) any affiliate of William Blair Mezzanine Capital Fund II, L.P., and/or (iv) with the prior written consent of Parent, any other person by delivering written notice to Parent and the Company. Any such written notice shall include revised Exhibits A-1 and A-2 and Schedule 3.7, in each case, which will be revised solely to reflect such re-allocation and any such revised Exhibits A-1 and A-2 and Schedule 3.7 shall at all times thereafter be deemed to be Exhibits A-1 and A-2 and Schedule 3.7 for purposes of this Agreement.


                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 5.1 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, PARENT AND MERGER SUB. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

                  (a) the Company (or the applicable Subsidiary) shall have obtained all necessary consents, authorizations, approvals or waivers of and shall have made all necessary filings or registrations with, any Governmental Entity or other person or entity which are listed on Exhibit F hereto, in each case, for the applicable matter listed on such Exhibit.

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

                  (c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no proceeding or lawsuit shall have been commenced by any Governmental Entity or other third party for the purpose of obtaining any such order, decree, injunction, restraint or prohibition and no written notice shall have been received from any such Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transaction contemplated hereby; provided, however, that each of Parent, Merger Sub and the

Company shall have used reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered.

         SECTION 5.2 OTHER CONDITIONS TO THE OBLIGATIONS OF MERGER SUB AND PARENT. The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by Merger Sub and Parent of the following further conditions:

                  (a) the representations and warranties of the Company set forth in Article 2 hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and except to the extent the failure of such representations and warranties to be true and correct as of such dates could not reasonably be expected to have a Company Material Adverse Effect, and Merger Sub and Parent shall have received a certificate of an officer of the Company signed on behalf of the Company to such effect;

                  (b) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date, and Merger Sub and Parent shall have received a certificate of an officer of the Company signed on behalf of the Company to such effect;

                  (c) there shall have been no Company Material Adverse Effect since December 25, 1999;

                  (d) Parent, the Surviving Entity and/or any of the Subsidiaries shall have received the proceeds of the financings described in the Commitment Letters or otherwise obtained debt and/or other financing sufficient to consummate the Merger;


                  (e) the Company or GEEG (with a copy to Parent) shall have received a final invoice from each of Kirkland & Ellis and Merrill Lynch & Co. with respect to all services provided by such advisors to the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement; and

                  (f) after all payments required to be made under the SMC Management Services Agreement have been made (including the $500,000 payment referred to in the definition of Sellers Expenses), the SMC Management Services Agreement shall have been terminated.

         SECTION 5.3 OTHER CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by the Company of the following further conditions:

                  (a) the representations and warranties of Merger Sub and Parent set forth in Article 3 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and the Company shall have received a certificate of an officer of Merger Sub signed on behalf of Merger Sub and a certificate of an officer of Parent signed on behalf of Parent, in each case, to such effect;

                  (b) Merger Sub and Parent shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate of an officer of Merger Sub signed on behalf of Merger Sub and a certificate of an officer of Parent signed on behalf of Parent, in each case, to such effect; and

                  (c) the Company shall have received evidence that Parent has
(i) made a cash payment to Merger Sub in an amount equal to the Merger Sub Preferred Units Purchase Price in exchange for the Merger Sub Preferred Units and (ii) made a cash payment to Merger Sub in an amount equal to the Merger Sub Common Units Purchase Price in exchange for the Merger Sub Common Units.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 6.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by Parent if the Merger shall not have been consummated on or before August 15, 2000 (the "Termination Date"), unless the failure to consummate the Merger is the result of a breach by Parent or Merger Sub of its respective obligations or covenants under this Agreement;

                  (c) by the Company if the Merger shall not have been consummated on or before the Termination Date, unless the failure to consummate the Merger is the result of a breach by the Company of its obligations or covenants under this Agreement;

                  (d) by either Parent or by the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (d) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

                  (e) by Parent in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 5.2(a) or 5.2(b) hereof and (ii) cannot be or has not been cured on the earlier of (x) the 20th business day after the giving of written notice thereof to the Company by Parent and (y) three business days prior to the Termination Date; or

                  (f) by the Company in the event of a breach by Merger Sub or Parent of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 5.3(a) or 5.3(b) hereof and (ii) cannot be or has not been cured on the earlier of (x) the 20th business day after the giving of written notice thereof to Parent by the Company and (y) three business days prior to the Termination Date.

         SECTION 6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or equityholders, other than (a) the provisions of this Section 6.2, the last sentence of Section 4.3, Sections 4.5, 6.3 and Article 9, and (b) any liability of any party hereto for any breach of this Agreement prior to such termination.

         SECTION 6.3 FEES AND EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

         SECTION 6.4 AMENDMENT. Prior to the Effective Time, subject to applicable law, including the DLLCA, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent and the Company. After the Effective Time, subject to applicable law, including the DLLCA, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Company and Saw Mill. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences.

         SECTION 6.5 EXTENSION; WAIVER. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (b) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (c) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

           SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

         SECTION 7.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and warranties of the Company and of Parent and Merger Sub contained in this Agreement (whether or not contained in Articles 2 and 3) or in any certificate or other instrument or document delivered pursuant hereto shall survive the Closing for a period of one year after the Closing Date. Covenants shall survive in accordance with their terms, except that all rights arising out of a breach of any covenant contained in Section 4.1 shall terminate on the date one year after the Closing Date.

         SECTION 7.2 GENERAL INDEMNIFICATION.

                  (a) If, after the Closing Date, Parent, Merger Sub and/or their respective officers, directors, employees, affiliates and/or agents (each a "Purchaser Indemnitee" and together the "Purchaser Indemnitees") suffer any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses) ("Loss") as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement (whether or not contained in Article 2) or in any schedule or in any certificate or other instrument or document delivered to Parent and Merger Sub pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to the term "material", "materially" or "Company Material Adverse Effect" in any such representation or warranty, except for the representations and warranties contained in clauses (vi) and (x) of Section 2.6, clause (vi) of Section 2.7(b),
Section 2.7(c), the second sentence of Section 2.12, and the second sentence of
Section 2.18 whereby the term "material", "materially" and "Company Material Adverse Effect" will be given effect for purposes of this Section 7.2(a)), (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date and (iii) that specific charge which was filed with the Equal Employment Opportunity Commission against Braden Manufacturing, L.L.C. and which is referred to in item 6 on Schedule 2.8 attached hereto (the "June 2000 Braden EEOC Claim"), then, subject to the other provisions of this Article 7, such Purchaser Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss from the Indemnification Escrow Account.

                  (b) After the Closing, each of Parent and Surviving Entity agree to indemnify, defend and hold the direct and indirect equityholders of the Company (including Saw Mill) as of the date of this Agreement and their respective affiliates, officers, directors, employees, and agents (each a "Seller Indemnitee" and together the "Seller Indemnitees") harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Parent or Merger Sub in this Agreement (whether or not contained in Article
3) or in any certificate or other instrument or document delivered to the

Company or Saw Mill pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) any breach by Parent of any of its covenants or agreements contained herein and
(iii) any breach by Surviving Entity (including by way of being the successor of Merger Sub and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Entity after the Closing Date.

                  (c) The obligations to indemnify and hold harmless pursuant to this Section 7.2 shall survive the consummation of the transactions contemplated hereby for the periods set forth in Sections 7.1, except for claims for indemnification asserted prior to the end of such periods which claims shall survive until final resolution thereof.

         SECTION 7.3 THIRD PARTY CLAIMS.

                  (a) If a claim, action, suit or proceeding by a third party (a "Third Party Claim") is made against any person or entity entitled to indemnification pursuant to Section 7.2 hereof (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Purchaser Indemnitee seeking indemnification, such Purchaser Indemnitee shall promptly notify Saw Mill (such notified party, the "Responsible Party") of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Indemnification Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding any of the foregoing, if the Indemnified Party is a Purchaser Indemnitee and it is reasonably foreseeable that the amount of any Loss to be incurred by the Indemnified Party with respect to any Third Party Claim will be more than twice the amount indemnifiable hereunder as a result solely of

Section 7.4(c) hereof, then the Indemnified Party shall be entitled to conduct and control the defense and/or settlement of any such Third Party Claim without the consent of the Responsible Party.

                  (b) All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

         SECTION 7.4 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of
Section 7.2(a) are subject to the following limitations:

                  (a) the amount of any and all Losses shall be determined net of any amounts recovered or reasonably expected to be recovered by the Purchaser Indemnitees under insurance policies with respect to such Losses;

                  (b) the Purchaser Indemnitees shall not be entitled to recover Losses pursuant to Section 7.2(a) until the total amount which the Purchaser Indemnitees would recover under Section 7.2(a) (as limited by the provisions of Sections 7.4(a)), but for this Section 7.4(b), exceeds $2,950,000 (the "Threshold") and then only for the excess over the Threshold (except for Losses pursuant to Section 7.2(a)(iii) which shall not be subject to the Threshold); and

                  (c) the Purchaser Indemnitees shall be entitled to recover no more than $13,275,000.

         SECTION 7.5 SAW MILL. The parties hereto acknowledge and agree that Saw Mill is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that Saw Mill shall have no liability to, and shall not be liable for any Losses of, any party hereto or to any Purchaser Indemnitee in connection with any obligations of Saw Mill under this Agreement or either Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of willful misconduct by Saw Mill in connection with the performance of its obligations hereunder or under either Escrow Agreement.

         SECTION 7.6 EXCLUSIVE REMEDY. Except for the rights of certain parties hereto to receive a distribution of amounts from the Purchase Price Escrow Account as provided in Sections 1.9(d) and 1.9(e), notwithstanding anything else contained in this Agreement to the contrary, after the Closing, (i) indemnification pursuant to the provisions of this Article 7 shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate or other instrument or document delivered pursuant hereto and (ii) except in the case of fraud or willful misconduct, making a claim for a proper distribution from the Indemnification Escrow Account shall be the sole and exclusive remedy available to the Purchaser Indemnitees for any Loss, Losses or other amounts

(including, without limitation, any relating to environmental, health or safety matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.

                                   ARTICLE 8

               REPRESENTATIVE OF THE EQUITYHOLDERS OF THE COMPANY

         SECTION 8.1 AUTHORIZATION OF REPRESENTATIVE.

                  (a) Saw Mill is hereby appointed, authorized and empowered to act as a representative (the "Representative"), for the benefit of the holders of Company Common Units and Company Equity Options (collectively, the "Company Equity Securities"), as the exclusive agent and attorney-in-fact to act on behalf of each holder of Company Equity Securities, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreements, which shall include the power and authority:

                  (i) to execute and deliver each of the Escrow Agreements (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

                  (ii) to execute and deliver such waivers and consents in connection with this Agreement and each of the Escrow Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

                  (iii) except as otherwise provided herein, including Section 1.10(b) hereof, to collect and receive all moneys and other proceeds and property payable to the holders of Company Equity Securities pursuant to the terms of the Escrow Agreements, including, without limitation, the Purchase Price Escrow Funds, the Indemnification Escrow Funds and any portion of or earnings accrued on such Escrow Funds which are distributable to holders of Company Equity Securities, subject to the Escrow Agreements, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by Representative, to disburse and pay the same (as well as any unused Expense Funds (as herein defined) as provided in Section 8.1(b)) to each of the holders of Company Equity Securities to the extent of, and in accordance with, the respective interests of the holders of Company Equity Securities in the Purchase Price (the "Percentage Interests");

                  (iv) as Representative, to enforce and protect the rights and interests of the holders of Company Equity Securities (including the Representative, in its capacity as an equityholder in the Company) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the

         Escrow Agreements, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article 7 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the holders of Company Equity Securities, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a "Claim") against Parent, Merger Sub and/or Surviving Entity, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other person, or by any federal, state or local Governmental Entity against the Representative and/or any of the holders of Company Equity Securities, the Purchase Price Escrow Funds and/or the Indemnification Escrow Funds, and receive process on behalf of any or all holders of Company Equity Securities in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under either of the Escrow Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

                  (v) to refrain from enforcing any right of the holders of Company Equity Securities or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreements or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in either of the Escrow Agreements, shall be deemed a waiver of any such right or interest by the Representative or by the holders of Company Equity Securities unless such waiver is in writing signed by the waiving party or by the Representative; and


                  (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

                  (b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative. In connection with the foregoing, at the Closing, the Surviving Entity shall transfer $50,000 (the "Expense Funds") to the Representative, to be used by Representative to pay expenses incurred by Representative in its capacity as Representative. Once Representative determines, in its sole discretion, that Representative will not incur any additional expenses in its capacity as Representative, then Representative will distribute the remaining unused Expense Funds, if any, to the holders of Company Equity Securities pursuant to Section 8(a)(iii) hereof. In connection with this Agreement, the Escrow Agreements and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any holders of Company Equity Securities by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with either of the Escrow Agreements or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any holders of Company Equity Securities. Each holder of Company Equity Securities shall indemnify, pro rata based upon such holder's Percentage Interest, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under either of the Escrow Agreements or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from Representative to the holders of Company Equity Securities as to the existence of a deficiency toward the payment of any such indemnification amount, each holder of Company Equity Securities shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such holder's Percentage Interest.
                  (c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or either of the Escrow Agreements.

                  (d) Parent and Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreements, all of which actions or omissions shall be legally binding upon the holders of Company Equity Securities.

                  (e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Company Equity Securities; and (ii) shall survive the consummation of the Merger.

                  (f) Upon the written request of any holder of Company Equity Securities, Representative shall provide such holder with an accounting of all monies received and distributed by Representative, in its capacity as Representative, and shall provide such holder with such other reasonable information regarding Representative's actions, in its capacity as Representative, as such holder may reasonably request.

                                   SECTION 9

                                  MISCELLANEOUS

         SECTION 9.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided that Parent and Merger Sub may, at any time, and without the prior consent of any party hereto, assign their rights under this Agreement to their and their subsidiaries' financing sources by way of security, to any person appointed to enforce such security or any person in connection with such enforcement.

         SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

                  To Parent or Merger Sub:

                           c/o Harvest Partners
                           280 Park Avenue, 33rd Floor
                           New York, NY  10017
                           Attention:  Stephen Eisenstein
                           Facsimile:  (212) 812-0100

                           with a copy (which shall not constitute notice to Parent or Merger Sub) to:


                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY  10036
                           Attention:  John M. Reiss, Esq.
                                       Oliver C. Brahmst, Esq.
                           Facsimile:  (212) 354-8113

                  To Saw Mill:

                           c/o Saw Mill Capital L.L.C.
                           555 Pleasantville Road
                           South Building, Suite 220
                           Briarcliff Manor, NY  10510
                           Attention:  Howard D. Unger
                                       Scott A. Budoff
                           Facsimile:  (914) 741-9099

                           with a copy (which shall not constitute notice to Saw Mill) to:

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, NY  10022
                           Attention:  Frederick Tanne, Esq.
                                       W. Brian Raftery, Esq.
                           Facsimile:  (212) 446-4900

                  To the Company:

                           Global Energy Equipment Group, L.L.C.
                           6120 South Yale, Suite 1480
                           Tulsa, OK  74136
                           Attention:  Chief Executive Officer
                           Facsimile:  (918) 488-8389

                           with a copy (which shall not constitute notice to the Company) to:

                           c/o Saw Mill Capital L.L.C.
                           555 Pleasantville Road
                           South Building, Suite 220
                           Briarcliff Manor, NY  10510
                           Attention:  Howard D. Unger
                                       Scott A. Budoff
                           Facsimile:  (914) 741-9099

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, NY  10022
                           Attention:  Frederick Tanne, Esq.
                                       W. Brian Raftery, Esq.

                           Facsimile:  (212) 446-4900
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 9.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THE DLLCA SHALL BE HELD TO GOVERN THE MERGER.

         SECTION 9.4 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

         SECTION 9.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 4.6 and Article 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the equityholders of the Company as of immediately prior to the Closing are third party beneficiaries of Articles 7 and 8 of this Agreement.

         SECTION 9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         SECTION 9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.8 OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by the other.

         SECTION 9.9 KNOWLEDGE OF THE COMPANY. For all purposes of this Agreement, the phrase "to the Company's knowledge" and "known by the Company" shall mean as of the applicable date, the actual knowledge, after reasonable investigation, of Larry Edwards, Gene Schockemoehl, Gary Obermiller, Michael Hackner and/or James Wilson, except, with respect to the representations and warranties contained in Section 2.7, in which case, the phrase "to the Company's knowledge" and "known by the Company" shall mean as of the applicable date, the actual knowledge, without investigation, of Larry Edwards, Gene Schockemoehl, Gary Obermiller, Michael Hackner and/or James Wilson.

         SECTION 9.10 WAIVER OF JURY TRIAL. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                    * * * * *

         IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.


                                        SAW MILL INVESTMENTS LLC


                                        By: /s/ Howard Unger
                                            -----------------------------------
                                            Name: Howard Unger
                                            Title: President


                                        GEEG HOLDINGS, L.L.C.


                                        By: /s/ Larry Edwards
                                            ----------------------------------
                                            Name: Larry Edwards
                                            Title: President and CEO


                                        GEEG ACQUISITION HOLDINGS CORP.


                                        By: /s/ illegible
                                           ____________________________________
                                            Name:
                                            Title:


                                        GEEG ACQUISITION, L.L.C.


                                        By: /s/ illegible
                                           ____________________________________
                                            Name:
                                            Title: